SMSC TO PRESENT AT THOMAS WEISEL ANNUAL TECHNOLOGY
& TELECOM CONFERENCE

Hauppauge, New York – January 28, 2009 – SMSC (NASDAQ: SMSC) today announced that Christine King, President & Chief Executive Officer, will present at the Thomas Weisel Annual Technology & Telecom Conference on Monday, February 9, 2009 at 9:10 AM PT. The conference is taking place at The Fairmont Hotel in San Francisco.

A live broadcast and slide presentation will be available and can be accessed on the investor relations page of the Company’s Web site, www.smsc.com. For those unable to listen to the live broadcast, a replay will be available at the site listed above.

About SMSC:
Many of the world’s most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC’s application focus targets key vertical markets including consumer electronics, automotive infotainment, PC and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal system controllers, non-PCI Ethernet, ARCNET, MOST® and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

SMSC and MOST are registered trademarks of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com